                          Exhibit 1.1 English Translation of Registrant's bylaws
                                                   as amended on April 28, 2003.

                               DESC, S.A. DE C.V.

                               CORPORATE BYLAWS/1/

                                      NAME

FIRST.- The name of the corporation is "DESC." This name shall be followed by the words SOCIEDAD ANONIMA DE CAPITAL VARIABLE (variable capital stock company), or the abbreviation thereof, "S.A. de C.V."

                                    DOMICILE

SECOND.- The domicile of the Corporation is Mexico City, Federal district. However it may establish offices, branches or agencies at any place in the Mexican Republic or abroad.

                                    PURPOSES

THIRD.- The purposes of the Corporation are the following:

a) Promotion and encouragement of industrial and tourism development and acquisition, alienation, custody, and any other legal acts that have as object stock, certificates of participation, bonds, obligations, equity interests, and all kinds of securities issued by Mexican companies.

b) Promotion and encouragement of industrial and tourism development through acquisition, alienation, and any other legal acts that have as object real estate, factories, laboratories, plants, warehouses, machinery, equipment, movable property, credits, and rights.

c) Granting all kinds of credits to companies in which it is a direct or indirect owner of shares or equity interests, as well as being jointly bound, giving guaranties, or securing in any form its obligations and the obligations of the companies in which it is directly or indirectly the owner of stock or equity interests.

d) Provide all kinds of services and perform studies for promotion, expansion or restructuring intended exclusively or for those in which it has the purpose of having any corporate participation.

e) Acquisition and alienation by any legal means of all kinds of real estate that may be necessary or convenient to achieve the corporate purposes.

f) Lease of all kinds of real estate and execution of all kinds of legal acts by which use or use and enjoyment of real estate is obtained or granted.

g) Acquisition of personal property, machinery, equipment and tools that may be necessary or convenient for achieving the corporate purposes.

h) Acting as agent, representative or commission agent [comisionista] of persons or companies, whether Mexican or foreign.

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/1/ TN: This is an unofficial English version of the corporate bylaws of Desc, S.A. de C.V. This version is for information purposes only. In case of discrepancies with the Spanish version the latter will prevail.

i) Giving or taking money as a loan, provided it be permitted by the laws, obtaining, as applicable, the prior permits that may be required.

j) Executing the acts and contracts which are related to the corporate purposes.

                                    DURATION

FOURTH.- The duration of the Corporation shall be ninety-nine years, counted from the date of this instrument./2/

                                   NATIONALITY

FIFTH.- No foreign person, individual or corporation, nor Mexican corporations that do not contain an exclusion of foreigners clause, may have any corporate participation whatsoever of own shares in the Corporation.

If for any reason any of the persons referred to above due to any event should acquire a corporate participation or become owner of one or more shares, thereby contravening the provisions of this clause, it is agreed from this time forward that said acquisition shall be null and therefor canceled and the corporate participation at issue without any value and the certificates that represent it, the capital stock being reduced in an amount equal to the value of the canceled participation.

                                     CAPITAL

SIXTH.- The capital of the Corporation is variable. The minimum fixed capital is the amount of EIGHT MILLION TWO HUNDRED SEVENTY-ONE THOUSAND FOUR HUNDRED FORTY-THREE PESOS, MEXICAN CURRENCY, represented by 636,264,900 registered Series A shares without expression of par value and shall represent at minimum FIFTY-ONE PERCENT of the voting shares, without counting those with limited voting rights.

The variable capital will always be represented by registered Series B shares or their subseries, numerically progressive, which shall have the characteristics determined by the Extraordinary Stockholders Meeting that resolves their issue but which in all cases shall be without expression of par value and will represent at maximum FORTY-NINE PERCENT of the shares with voting rights, without counting those with limited vote.

The Corporation may issue Series B shares that will be retained in the corporate Treasury to be delivered as they are subscribed.

Further, there will be a Series C, Limited Voting Shares with right to retirement, which will represent up to a maximum of TWENTY-FIVE PERCENT of the Corporation's capital stock. Said series of shares shall have only pecuniary rights and not corporate rights, and may be freely acquired by Mexican individuals or Mexican companies with an exclusion of foreigners clause, by foreign individuals or companies, as well as by Mexican companies with an admission of foreigners clause.

SEVENTH.- All shares within their respective series shall confer equal rights and obligations on their holders, except for the Limited Voting Series C shares, which shall have only pecuniary rights and a right to vote regarding the following matters:

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/2/ TN: This refers to the charter of incorporation, dated August 28, 1973.

        .       Extension of the Corporation's duration

        .       Advance dissolution of the Corporation

        .       Transformation from one type of Corporation to another

        .       Change of the Corporation's nationality

        .       Change of the purpose of the Corporation

        .       Merger of the Corporation if it is not the survivor

        . Cancellation of the registration of the Corporation's shares on the Mexican Stock Exchange.

Each series A and B share shall give the right to one vote at the General Stockholders Meetings.

Certificates representing the shares shall carry the signatures of any two members of the Board of Directors, regular or alternate, in accordance with the resolutions adopted for such purpose by said Board.

Facsimile signatures may be used if so resolved by the Board of Directors; in this case the original signatures must be deposited in the corresponding section of the Public Registry of Property and Commerce in the corporate domicile.

Stock certificates shall be progressively numbered and may represent one or several shares, and shall have coupons attached for dividend payment or for exercise of the right that the Stockholders Meeting may from time to time resolve. The stock certificates or provisional certificates for each issue must meet the requirements of Article One hundred twenty five of the General Law of Commercial Companies, and must also contain the whole text of Clause Fifth herein.

EIGHTH.- The Corporation shall keep a Stock Register and shall consider as owner of the shares the person who appears as such in said Register.

On request of any interested person, after appropriate proof, the Corporation must record in said Register transfers which occur.

NINTH.- The variable capital of the Corporation may be increased or reduced without need of amending the corporate bylaws, with the sole formality that any increase or reduction be approved at a General Extraordinary Stockholders Meeting and the corresponding Minutes must be formalized before a Notary Public, except when stockholders exercise their right of retirement or when increases or reductions as referred to in Article 14 Bis 3 (I) of the Securities Market Law are at issue.

The fixed minimum capital of the Corporation may not be increased or reduced if it is not approved at a General Extraordinary Stockholders Meeting and the Corporate Bylaws are consequently amended.

Any increase or reduction of the capital stock must be entered in the register book kept by the Corporation for such purpose.

No capital increase may be decreed unless all shares issued previously by the Corporation are totally subscribed and wholly paid.

                                CAPITAL INCREASES

The following shall govern when the capital stock is increased:

a) When capital increases are done with distributable profits or through capitalization of the legal reserve fund, through capitalization of premiums on shares, or from other prior contributions of the stockholders, or through the capitalization of retained profits or the valuation or revaluation of reserves, all stockholders of the different share series shall have the right to subscribe for such shares in the capital increase in proportion to the number of shares of which they are holders.

b) When capital increases are through cash contributions from the stockholders, they must be declared with care for the shareholding proportion that is established in Clause Sixth of these Bylaws.

c) If the number of shares of Series "B" is increased, in order to reach the percentage established in Clause Sixth of these Bylaws, the holders of Series "A" and "B" shares currently outstanding shall have a preferential right to subscribe for it in proportion to the number of shares of which they are holders. If any of the stockholders of these Series does not exercise the right conferred thereon by this sub-paragraph, at the time, it shall be exercised by the other stockholders of this same Series, according to the bases established in the Stockholders Meeting that decrees the increase.

d) If once a capital increase is decreed, it has not been wholly subscribed by the stockholders, the Board of Directors shall determine the form and terms in which the part not subscribed must be subscribed.

The right conferred in the foregoing sub-paragraphs must be exercised within the fifteen business days following the date on which the corresponding resolutions are published in the Federal Official Gazette [Diario Oficial de la Federacion].

In cases of capital increase, the increase at issue and the issue of the shares that represent it shall not become effective until written notice is given to the National Banking and Securities Commission and to the Securities Exchanges on which the shares of the Corporation were registered of the capital increase and the issue of the corresponding shares, and until a notice of the capital increase and the issue that represents it is published in the Federal Official Gazette [Diario Oficial de la Federacion], which must state the total number of shares issued that represent the capital stock after the relevant issue, the Series into which they are divided, and the number of shares that constitute each series.

e) If the capital increase is declared in order to issue shares not subscribed for public offering, Article Eighty-One of the Securities Market Law shall govern, through express waiver by the stockholders of their preferential rights at the Extraordinary Stockholders Meeting that decrees issue of these shares.

                                CAPITAL REDUCTION

Any reduction of the capital stock shall affect all shares representing same, respecting the shareholding proportion established in Clause Sixth of these Bylaws.

Redemption of whole shares shall be done at the book value of the shares. The designation of the shares to be redeemed shall be done, as resolved by the corresponding Stockholders Meeting, through lottery before a Public Broker or through redemption to all stockholders such that they represent, after the corresponding capital reduction, the same percentages of shares and if this is not possible, the percentage of shares that is most similar to that they previously possessed. Once the designation of the shares to be redeemed is made, a notice shall be published in the Federal Official Gazette [Diario Oficial de la Federacion] stating the system followed for the redemption of the shares, the number of shares to be redeemed, and the number of the stock certificates thereon, which must be cancelled as a consequence or, as applicable, exchanged, and the credit institution where the redemption is deposited, which shall remain from the date of publication available to the respective stockholders without accruing any interest.

On prior approval by the General Extraordinary Stockholders Meeting, the company may amortize shares with accumulated profits pursuant to Article One Hundred Thirty-Six of the General Law of Commercial Companies.

TENTH.- The Stockholders shall have the right to partially or wholly redeem their contributions represented by Series 'B' shares or their numerically progressive subseries, and Series 'C,' with limited voting rights, provided they give actual written notice thereof to the Company and abide by the provisions of Articles Two Hundred Twenty and Two Hundred Twenty-One of the General Law of Commercial Companies. The company shall reimburse the respective participation to the stockholder at the lower value from among the two following:

(1). Ninety-five percent of the value quoted on the Mexican Stock Exchange, obtained from the weighted average price per volume of operations done during the last thirty days during which the shares of the Company have been traded, prior to the date on which the redemption must take effect, for a period that may not be more than six months; or (2) the book value of the shares according to the general balance sheet corresponding to the close of the fiscal year immediately prior to that in which the separation must take effect, previously approved by the General Ordinary Stockholders Meeting.

If the number of days on which the shares have been traded during the period set forth in the preceding paragraph is less than thirty, the days shall be taken when they were actually traded. If the shares were not traded in said period, the book value of the shares shall be used.

Payment of the redemption shall be payable by the company from and after the day following the General Ordinary Stockholders Meeting that approved the general balance sheet corresponding to the fiscal year in which the redemption must take effect.

The redemption shall be done against delivery and cancellation of the respective shares.

TENTH BIS.- (a) In the event of cancellation of the registration of the Company's shares in the Securities Section of the National Securities Registry, whether due to request by said Company or by resolution adopted by the National Banking and Securities Commission pursuant to the law, the stockholders who own the majority of the common shares or have the possibility, under any title, of imposing decisions on General Stockholders Meetings or of naming the majority of the members of the Company's Board of Directors, shall have the obligation to make a public offer to purchase, prior to cancellation and at least at the price that is the higher of the weighted average per volume of operations done during the last thirty days on which the shares of the Company were quoted prior to the date of the offer, during a period that may not be longer than six months (if the number of days on which the shares have been traded during the referred period is less than thirty, the days shall be taken when they were actually traded and if the shares were not traded in said period, the book value of the shares shall be used) or the book value of the share according to the last quarterly report submitted to the National Banking and Securities Commission and to the Mexican Stock Exchange before initiation of the offer, except when said security has been modified according to the criteria applicable to determination of relevant information, in which case, they must consider the most recent financial information that the Company has. The stockholders obligated to make the public offer may request of the National Banking and Securities Commission that it authorize them, considering the financial situation and perspectives of the Company, to use a different base for determination of the price to which this paragraph refers, provided that they present the resolution to the Board of Directors, on prior favorable opinion from the Audit Committee, in which are set forth the reasons why it is felt justified to establish a different price, attaching a report from an independent expert that makes special emphasis on the consistency of the price with Article 16 of the Securities Market Law.

(b) If the offer includes more than one share series, the average to which the preceding paragraph refers must be done for each of the series to be cancelled, taking as the value of the quotation for the public offer of all series, the average which is the greater.

(c) The Board of Directors of the Company, within the five business days prior to the day of initiation of the offer, must announce its opinion with regard to the justification of the price of the public offer of purchase, in which it shall consider the interest of the minority stockholders in order to comply with
Article 16, second paragraph, of the Securities Market Law and the opinion of the Audit Committee, which in the event it be contrary, must be disclosed. If the Board of Directors finds itself in a situation that may generate a conflict of interest, the opinion of the Board must be accompanied by another issued by an independent expert selected by the Audit Committee, which makes special emphasis on the safeguarding of the rights of minority stockholders. Said independent expert must meet the characteristics stated in Article 1 (VII) of the General Provisions Applicable to Securities' Issuers and Other Participants in the Securities Market issued by the National Banking and Securities Commission.

(d) In the event that, once the public offer of purchase occurs and prior to cancellation of the registration of the shares of the Company on the National Securities Registry, the stockholders to whom paragraph (a) above refers do not achieve acquisition of 100% of the paid capital stock, such stockholders must place in trust for a minimum period of six months the resources necessary to purchase, at the same price as the offer, the shares of the investors who did not participate therein.

(e) The stockholders to whom paragraph (a) of this article refers shall not be bound to carry out the public offer mentioned for registration cancellation if the consent of the stockholders representing at least 95% of the Company's capital stock is evidenced through a Stockholder Meeting resolution and that the amount to be offered for the shares that are publicly traded is less than 300,000 investment units. The foregoing is on the understanding that to request and obtain the cancellation, the Company must create the trust referred to in paragraph (d) above. The creation and cancellation of the aforesaid trust must be notified through the electronic system for sending and diffusion of information of the Mexican Stock Exchange.

(f) The provisions of this article shall be applicable to certificates of ordinary participation and to instruments representing two or more shares of one or more series that may exist on the shares of the Company.

A minimum voting quorum of ninety-five percent of the capital stock, and the prior approval of the National Banking and Securities Commission, shall be required when it is planned to amend the provisions of this clause.

                          GENERAL SHAREHOLDERS MEETINGS

ELEVENTH.- The General Stockholders Meeting is the highest authority of the Corporation all other being subordinate thereto.

TWELFTH.- Stockholders Meetings shall be Ordinary, Extraordinary, or Special, and will be held at the corporate domicile.

a. Extraordinary Stockholders Meetings shall be those wherein any of the issues listed in Article One Hundred Eighty Two or the General Law of commercial Companies are addressed;

b. Ordinary Stockholders Meetings are those listed in Article One Hundred Eighty One of the General Law of Commercial Companies; the annual general ordinary stockholders meeting shall expressly resolve, for each year, the maximum amount of resources that may be used to repurchase shares of the Company, in accordance with the provisions of Clause Fortieth Bis;

c. Special Stockholders Meetings are those which address issues relating to the stockholders rights of Series A, B, or C shares, and will be governed by Article One Hundred Ninety Five of the General Law of commercial Companies.

THIRTEENTH.- The Ordinary Stockholders Meeting shall meet at least once each year within the four months following the close of the corresponding fiscal year on the date established by the Board, and shall consider, in addition to the items included on the Agenda, those listed in Article One Hundred Eighty-One of the General Law of Commercial Companies.

The Extraordinary Stockholders Meeting shall meet at any time when any of the items within its jurisdiction are to be dealt with as enumerated in Article One Hundred Eighty-Two of the General Law of Commercial Companies.

FOURTEENTH.- The call for the Stockholders Meetings must be done by the Board of Directors, by the Statutory Auditors, or by judicial authority when applicable, and will be signed by whomsoever resolves to issue the call.

FIFTEENTH.- The call for Stockholders Meetings shall be done by publication of a notice in the federal Diario Oficial or another periodical of major circulation in Mexico city, never less than fifteen days prior to the date for the meeting when balance sheets are to be approved. This period may be reduced to five days with respect to other Ordinary or Extraordinary Stockholders Meetings if the Board deems then urgent.

SIXTEENTH.- The call for Stockholders Meetings must contain the place, date and time when the Stockholders Meeting is to be held, the Agenda, and the signature of the person making it.

SEVENTEENTH.- A stockholders Meeting may be held without prior call provided that all of the shares into which the capital stock is divided are represented.

EIGHTEENTH.- Ordinary Stockholders Meetings met on a first call will be deemed legally met when at least half of the capital stock is represented and its resolutions shall be valid if adopted by a majority of votes present.

NINETEENTH.- If the Ordinary Stockholders Meeting could not be held on the date set for it, a second call will be made with statement of this circumstance, and at the meeting the matters set forth on the Agenda will be resolved by a majority of votes regardless of the number of shares represented.

TWENTIETH.- Extraordinary Stockholders Meetings met on a first call will be deemed legally met if at least three quarters of the capital stock is represented and its resolutions shall be valid if adopted by vote of the shares representing one half of the capital stock.

On a second or later call, the Extraordinary Stockholders Meeting will be deemed legally met when at least half of the capital stock is represented, and its resolutions will be valid if adopted by favorable vote of the numbers of shares that represent, at least, fifty percent of the capital stock.

The limited voting Series "C" shares shall be counted only to determine the quorum and the resolutions in the Stockholders Meetings to which their stockholders must be called to exercise their voting rights.

TWENTY-FIRST.- In order for stockholders to have the right to attend Stockholders Meetings and to vote therein, they must deposit their share certificates with the Secretary of the Corporation at least one day prior to the Stockholders Meeting, receiving the corresponding admission card. They may also deposit the stock in a Mexican credit institution, and in this case, to obtain the admission card, they must file with the Secretary of the Corporation a certificate from the (credit) institution that evidences the deposit of the stock certificates and the obligation of the corresponding credit institution to retain the certificates deposited until the Secretary of the Board of Directors notifies if that the Stockholders Meeting has concluded.

The Secretary of the Corporation shall deliver to the corresponding stockholders an admission card which records the name of the stockholder, the number of shares deposited and the number of votes to which the stockholders is entitled by virtue of said shares.

TWENTY-SECOND.- The stockholders may be represented in Stockholders Meetings by proxies named through a simple proxy letter or power of attorney conferred in the form prepared by the Company, on the understanding that the members of the Board of Directors and the Statutory Auditors may not act as proxies.

TWENTY-THIRD.- Stockholders meetings shall be presided over by the Chairman of the Board, and in his/her absence, by one of the Directors following the order of their appointments, and in the absence of all of these, by the person named by those present at the Stockholders Meeting. The Secretary or Assistant Secretary of the Board shall act as Secretary and in the absence of either of these, the person designated by the acting Chairman.

TWENTY-FOURTH.- At the beginning of the Stockholders Meeting, the person presiding shall name two inspectors of Election to count shares represented therein, who must prepare an attendance list whereon they note the names of the stockholders present or represented, and number of shares which each of them has deposited in order to appear at the corresponding Stockholders Meeting. The inspectors of Election shall take into account the provisions of the last paragraph of Clause Twentieth.

TWENTY-FIFTH.- If once a Stockholders Meeting is legally met, there be not time to decide on all of the matters for which it was called, it may adjourn and be continued on the following days without need of a new call.

                                 ADMINISTRATION

TWENTY-SIXTH.- The Administration of the Corporation shall be vested in a Board of Directors that shall be composed of a number of regular members between 5 and 20, as decided by the corresponding Stockholders Meeting, of whom at least twenty-five percent must be independent. For each director, the respective alternate, as applicable, shall be elected, on the understanding that the alternate directors for the independent directors must also be independent.

One half plus one of the directors shall be elected by the vote of the majority of the Series "A" shares, represented and voted in the Stockholders Meeting, and but for minority rights, the rest shall be elected by majority vote of the Series "B" or its progressive subseries shares represented and voted at the Stockholders Meeting.

Any stockholder or group of stockholders holding shares in the same Series of stock who represents at least ten percent of the capital stock, shall have the right to elect one Director for the corresponding Series, pursuant to the provisions of Article One Hundred Forty-Four of the General Law of Commercial Companies.

The members of the Board of Directors need not be stockholders of the Corporation.

The Directors shall be elected for one year and shall remain in office, even if the period for which they were elected has concluded, until the persons elected to replace them take office.

TWENTY-SEVENTH.- When the Stockholders Meeting so resolves, each of the Directors and the Chief Executive Officer must secure the liabilities to which they may become subject in performance of their duties, through deposit in cash or creation of a bond in favor of the Corporation in such amount as may be established by the Stockholders Meeting. If the Chief Executive Officer is named by the Board, it shall pertain to the Board to determine whether said person must provide security and the amount thereof.

The security, if any, shall remain in force until the accounts for the relevant period have been approved by the General Stockholders Meeting.

TWENTY-EIGHTH.- The Board of Directors shall meet in Mexico City or in any other place in the Mexican Republic or abroad that may be indicated for such purpose at least every three months, provided that it be convened by the Chairman, the Secretary, at least 25% of the Directors, or by any of the Statutory Auditors.

The Statutory Auditors must be convened to all Board meetings and to meetings of the mid-level advisory bodies to which the Board may have delegated any powers, which they may attend with the right to speak, but without vote.

The Board shall validly function with the presence of a majority of its members and its resolutions shall be valid if adopted by majority vote of those present. In the case of deadlock, the person who presides at the meeting shall have the decision-making vote.

Pursuant to Article One Hundred Forty-Three of the General Law of Commercial Companies, the Directors may adopt resolutions outside a Board Meeting by unanimous vote. Said resolutions shall have, for all legal effects, the same validity as if they were adopted in a Board Meeting, provided they be confirmed in writing. Said confirmation may be recorded in a single document or in separate documents. The text of the resolutions shall be transcribed in the book referred to in Clause Twenty-Ninth hereafter, with notation of the date from which they will be effective.

TWENTY-NINTH.- For each Board Meeting, minutes shall be prepared wherein are noted the resolutions approved. They must be recorded in the corresponding Minute Book and will be signed by whoever presides at the meeting by the person who acted as Secretary and by the other attendees who wish to do so.

THIRTIETH.- The Board of Directors, in its first meeting held after the stockholders meeting appointing the Board, will name a Chairman from among its members. The Board will also designate a Secretary and an Assistant Secretary, who may or not be members of the Board, as well as the Presidents of the Compensation and Evaluation, Auditing, and Finance and Planning Committees.

Furthermore, the Board at any time may designate one or more Vice-presidents, who will perform the offices and will have the faculties and obligations that the Board vests on them at their designation or afterwards and, if the Board deems it necessary, one or more Delegate Directors with all necessary faculties to carry out the Board's resolutions.

The temporary or permanent absences of the Chairman will be covered by one of the Vice-presidents in the order of their designation or in the absence of Vice-presidents by one of the Directors in the order of their designation; the absences of the Secretary shall be covered by the Assistant Secretary, or in the latter's absence by the person the Board designates. The Board of Directors may also name a Chief Executive Officer or a Management Committee, as well as any other types of committees, which will have the faculties and obligations determined by the Board.

                    POWERS OF THE BOARD AND OF THE DIRECTORS

THIRTY-FIRST.- The Board of Directors shall have the broadest faculties for the free and proper management of the business of the Company, with the broadest power of attorney for lawsuits and collections, to administer property, and to exercise acts of dominion, without any limitation whatsoever, that is, all general and specific faculties that require a specific clause pursuant to law in the terms of the first three paragraphs of Article 2554 of the Civil Code for the Federal District and its corollaries in the Federal Civil Code and the Civil Codes of the States of the Mexican Republic, including the faculties set forth in Article 2587 of said Code.

It shall expressly have the following faculties:

I. To represent the Company before all kinds of authorities, whether Federal, State, or Municipal; to represent the Company before all kinds of natural or legal persons, national or foreign; to represent the Company before Board of Conciliation and before Boards of Conciliation and Arbitration, whether federal or local; to file constitutional relief petitions [amparo] and, as applicable, withdraw them; to file criminal complaints and, as applicable, grant pardon; to file accusations and assist the Public Prosecutor; to withdraw, settle, assume commitments in arbitration, administer and respond to depositions, and to receive payments.

II. To grant, subscribe, endorse, and guarantee all kinds of credit instruments pursuant to Article 9 of the General Law of Credit Instruments and Operations.

III. To designate, as applicable, the members of the Executive Committee, and the Executive President, Vice-Presidents, officers, employees, managers and attorneys-in-fact of the Company, for whom it must state their duties, obligations and remuneration. Further, to appoint the Chairs of the Committees of Evaluation and Compensation; Audit; and Finance and Planning.

IV. Establish or close offices, branches or agencies.

V. Acquire stock and securities issued by third parties.

VI. Determine, exclusively, how the voting rights on shares or equity interests of the Company in other companies should be exercised in General Ordinary or Extraordinary Stockholders Meetings.

VII. Execute, amend and rescind all kinds of contracts and legal acts.

VIII. Accept in the Company's name mandates from natural and legal persons, whether Mexican or foreign.

IX. Establish bank accounts and withdraw deposits from same and designate the persons authorized to use the corporate signature and to deposit into said bank accounts and to withdraw deposits from same with the limitations that the Board deems it appropriate to establish.

X. Confer, replace, delegate and revoke general and specific powers of attorney.

XI. Convene Stockholders Meetings and execute the resolutions that they may adopt.

XII. Establish the Company's strategic vision.

XIII. Assure that the stockholders and market have access to the Company's public information.

XIV. Establish internal control mechanisms.

XV. Assure that the Company has the mechanisms that are deemed necessary which permit the Company to prove that it complies with the different legal provisions applicable thereto.

XVI. Evaluate the performance of the Executive President and the high level officers of the Company regularly.

XVII. Approve the operations that depart from the ordinary course of business and that are planned to be carried out between the Company or its subsidiaries and its stockholders, with persons who are part of the Company's management or that of its subsidiaries or with whom said person have economic relationships or, as applicable, blood relationship or relationship through marriage to the second degree, the spouse or the common law spouse.

XVIII. Approve the purchase or sale by the Company, or any of its subsidiaries, of ten percent or more of the consolidated assets.

XIX. Approve the grant of guaranties done by the Company or by any of its subsidiaries for an amount of more than thirty percent of the consolidated assets.

XX. Approve operations done by the Company or by any of its subsidiaries different from those indicated in Sections XVII through XIX that represent more than one percent of the consolidated assets.

XXI. Designate the person(s) responsible for acquisition and placement of the Company's own shares.

XXII. Issue the opinion referred to in paragraph (c) of Clause Tenth Bis.

The faculties indicated in Sections XVII through XX above shall not be subject to delegation unless that the applicable legislation otherwise permits.

The members of the Board of Directors shall be responsible for the resolutions that they reach by reason of the items to which Sections XVII through XX of this clause refer, except in the case established in Article 159 of the General Law of Commercial Companies.

THIRTY-SECOND.- The Chairman shall preside at the Stockholders Meetings and at the Board Meetings, shall be the representative of the Board, shall execute the resolutions of the Stockholders Meeting and of the Board of Directors, unless either shall designate a Delegate for execution thereof, shall oversee generally corporate operations, assuring exact compliance herewith, with the regulations and with the resolutions and provisions of the Stockholders Meetings, of the Board of Directors and of the Law; he shall sign with the Secretary Minutes of Stockholders Meetings and Board Meetings.

In the temporary or permanent absence of the Chairman, his functions shall be performed with the same authorities by one of the Directors according to the order of appointment.

THIRTY-THIRD.- The Board of Directors shall have three intermediate management bodies to support said Board in performance of its tasks: an Evaluation and Compensation Committee; an Audit Committee; and a Finance and Planning Committee. Said intermediate bodies shall be made up of a minimum of three and a maximum of seven Directors, as determined by the Stockholders Meeting.

The members of the Committees must be Directors of the Company and elected in the General Ordinary Stockholders Meeting that resolves the election of the members of the Board of Directors. The Chair and the majority of the members of the Audit Committee must be independent directors.

These Committees shall act without exception as collegial bodies, and their faculties may not be delegated to natural persons such as Directors, Managers, Advisors, Delegates or Attorneys-in-Fact.

The Evaluation and Compensation, Finance and Planning, and Audit Committees shall present at least once during each fiscal year a report of their performance to the Board of Directors, or when facts or acts of importance arise for the Company which, in their judgment, warrant it. The report from the Audit Committee must be presented in the Annual Stockholders Meeting.

The Statutory Auditors must be convened to all meetings of the Committees, and they must attend with the right to speak but without a vote.

The Evaluation and Compensation, Audit, and Finance and Planning Committees shall have the following faculties:

I. The Evaluation and Compensation Committee shall have the following functions:

a) To suggest to the Board procedures to propose to the Executive President and high level officers.

b) Propose to the Board the criteria for evaluation of the Executive President and the high level officers, according to the general guidelines that the Board of Directors may establish.

c) Analyze and take to the Board of Directors the proposal made by the Executive President on the structure and amount of remunerations for the principal executives of the Company.

II. The Audit Committee shall have the following functions:

a) To recommend to the Board of Directors candidates for external auditors for the Company.

b) Recommend to the Board the conditions for contracting and the scope of the professional mandates of the external auditors.

c) Support the Board of Directors by supervising the performance of the audit contracts.

d) Serve as a communications channel between the Board of Directors and the external auditors, as well as assure the independence and objectivity of the latter.

e) Review the work plan, letters of observations, and audit reports and report to the Board of Directors on the results.

f) Recommend to the Board the bases for preparation of the financial information.

g) Assist the Board through review of the financial information and its process of issue.

h) Contribute to the definition of the general guidelines for the internal control system and evaluate its effectiveness.

i) Assist the Board in coordination and evaluation of annual internal audit programs.

j) Coordinate the work of the external auditor, internal auditor and Statutory Auditor.

k) Verify that there are mechanisms that are deemed necessary such that the Company can prove that it complies with the different provisions to which it is subject.

l) Give opinion on the transactions referred to in Sections XVII through XX of Clause Thirty-First of these bylaws.

m) Propose contracting of independent specialists in cases where it deems advisable in order that they give their opinion with respect to the transactions to which Clause Tenth Bis (c) refers, as well as Sections XVII through XX of Clause Thirty-First above of these Bylaws.

III. The Finance and Planning Committee shall have the following functions:

a) To evaluate and, as applicable, suggest investment policies for the Company proposed by the Executive President to thereafter submit them for the approval of the Board.

b) Evaluate and, as applicable, suggest financing policies (capital or debt) for the Company proposed by the Executive President, to thereafter submit them to the approval of the Board.

c) Evaluate and, as applicable, suggest the general guidelines for determination of the Company's strategic planning.

d) Give an opinion on the premises of the annual budget and propose them to the Board for its approval.

e) Follow-up on application of the budget and the strategic plan.

f) Identify the risk factors to which the Company is subject and evaluate the policies for their management.

THIRTY FOURTH.- The Secretary shall have the powers that the Board assigns to him and shall keep the Minute Books, in one of which he shall note and sign with the Chairman all minutes of Stockholders Meetings and in the other all minutes of the Board of Directors.

In the absence of the Secretary these functions shall be assumed by the Assistant Secretary, if any, and in the absence of the latter, the person who the acting, Chairman designates shall perform said functions.

The Secretary and the Assistant Secretary, if any, must assure that the Company keeps available to the securities market intermediaries who evidence representation of the Company's stockholders, during the period to which Article 173 of the General Law of Commercial Companies refers, the forms of powers of attorney for the representation of stockholders at stockholders meetings of the Company, so that such intermediaries may cause their timely delivery to the principals they represent. The Secretary and the Assistant Secretary, if any, must report on the foregoing to the stockholders meeting, and such report shall be recorded in the respective minutes.

THIRTY-FIFTH.- The Chief Executive Officer, and as applicable, the Management Committee shall have the faculties, if any, conferred thereon by the Board of Directors, and the remuneration that the latter may establish.

THIRTY-SIXTH.- The oversight of the Company shall be the responsibility of one or more Statutory Auditors and the respective Alternates thereof, who need not be stockholders and who shall be named by the General Stockholders Meeting by majority vote. Any stockholder or group of stockholders that represents ten percent of the Company shares shall have the right to name a Statutory Auditor and an Alternate, the appointments of whom may not be revoked unless the appointments of all others also be revoked.

The Statutory Auditors shall have the powers and obligations determined by the law and shall remain in their positions for one year, on the understanding, that they shall continue to act until those appointed to replace them assume their duties.

The Statutory Auditors must be convened to all meetings of those mid-level advisory bodies to which the Board of Directors has delegated any power, in addition to the meetings of the Board of Directors.

THIRTY-SEVENTH.- To assume the position of Statutory auditor, those elected must guarantee their performance in the same manner as the Directors pursuant to Clause Twenty Seventh herein.

                         FISCAL YEARS AND BALANCE SHEETS

THIRTY-EIGHTH.- The fiscal years shall be twelve months, commencing on the first of January and concluding on December 31.

If the Company enters into liquidation or is merged, its fiscal year shall end in advance on the date when it goes into liquidation or is merged, and it shall be deemed that there will be one fiscal year throughout the time that the Company is in liquidation, and this last fiscal year must meet with the provisions for such purpose established by the Federal Tax Code.

THIRTY-NINTH.- At the end of each fiscal year, a financial position statement shall be prepared which must be audited by an independent public accountant and which be completed within the four months following close of the corresponding fiscal year.

The Board of Directors shall deliver the financial position statement to the Statutory Auditors at least fifteen days prior to the date of the General Stockholders Meeting, which is to discuss it, together with the profit and loss statement, the statement of changes in the financial position, the statement of changes in the entries that constitute the corporate property and the notes needed to clarify or complete the information on the foregoing statements. The Statutory Auditors within the fifteen days that follow shall render the report referred to in Article One Hundred Sixty Six (IV) of the General Law of Commercial Companies.

           RESERVE FUND AND MANNER OF DISTRIBUTION PROFITS AND LOSSES

FORTIETH.- The liquid profits shown on the statement of financial position after being approved by the Annual Ordinary Stockholders Meeting shall be distributed as follows:

a) First, five percent shall be separated for creation or replenishment of the legal reserve fund until it represents an amount equal to one -fifth of the capital.

b) Then, the amount, if any, that the General Stockholders Meeting resolves to constitute additional reserve, special or extraordinary funds shall be separated.

c) The remainder of the liquid profits may be distributed as a dividend among the stockholders in proportion to their respective contributions to the capital; the dividend payments shall be made against the respective coupons, unless the Stockholders Meeting resolves another form of proof.

Dividends not collected in five years counted from and after the date fixed for their payment shall prescribe in favor of the corporation.

d) The remainder of the distributable profits may also be applied to amortization of shares, pursuant to Article One Hundred Thirty-Six of the General Law of Commercial Companies, pursuant to the resolutions that the Extraordinary Stockholders Meeting adopts for such purpose.

The Annual Ordinary Stockholders Meeting shall establish the remuneration for the Directors and Statutory Auditors, which shall be charged to general expenses.

If there are losses, these shall be reported by the stockholders in proportion to the respective number of their shares, but at all times the obligations of the stockholders shall be limited to payment of the amount of their shares, and no additional payment may be demanded of them.

FORTIETH BIS.- The Company may acquire shares representing its capital stock through the securities market, at the price current on the market, without the prohibition set forth in the first paragraph of Article 134 of the General Law of Commercial Companies being applicable, provided the purchase be made with charge to net worth to the extent that said shares belong to the issuer itself, or as applicable, to the corporate capital if it is resolved to convert them into treasury shares, in which case no resolution by the stockholders meeting shall be required.

The general ordinary stockholders meeting must expressly resolve for each fiscal year the maximum amount of resources that may be allocated to these stock repurchases, with the sole limitation that the sum of the resources which may be allocated to this purpose may not in any case exceed the total balance of the Company's net profits, including the retained profits. The Board of Directors must designate the person or persons responsible for the purchase and placement of the Company's own shares.

To the extent that the shares belong to the issuer, they may not be represented in stockholders meetings of any kind.

The Company's shares that belong to the Company, or as applicable, the treasury shares, without prejudice to the provisions of the General Law of Commercial Companies, may be publicly offered without, in this last case, the increase to the capital requiring a resolution of any kind from the stockholders meeting, nor a resolution from the Board of Directors with respect to their placement.

Purchase and placement of shares pursuant to this Clause, the reports on same that must be submitted to the general ordinary stockholders meeting, the rules for disclosure in the financial information, and the form and terms by which these operations are notified to the National Banking and Securities Commission, to the corresponding securities market, and to the investing public, shall be subject to the general provisions issued by the National Banking and Securities Commission.

FORTY-FIRST.- The incorporating stockholders do not reserve any participation in the profits.

FORTY-FIRST BIS.- The subsidiaries of the Company may not directly or indirectly invest in the capital stock of the Company, or in any other company with respect to which the Company is its subsidiary.

FORTY-SECOND.- The Corporation shall dissolve:

I.      Due to expiration of the period established herein.

II. Due to impossibility of continuing realization of the primary purpose of the corporation.

III. By agreement of the stockholders taken in accordance with the corporate bylaws and the law.

IV. Because the number of stockholders becomes less than two, the minimum required by the law.

V.      Due to losses of two thirds of the capital."

                              BASES FOR LIQUIDATION

FORTY-THIRD.- Should a case of liquidation arise, the General Stockholders Meeting will appoint by majority vote one or more liquidators, who shall be the representatives of the corporation and shall have the powers and obligations set forth in Article Two Hundred Forty Two of the General law of Commercial Companies, and who must in due course proceed to distribution of the remainder among the stockholders pursuant to Article Two Hundred Forty Seven and Two Hundred Forty Eight of the law.

FORTY-FOURTH.- The provisions of the General Law of Commercial Companies shall govern in all matters on which these bylaws do not provide an express clause.

FORTY-FIFTH.- Any dispute that may arise from the execution, interpretation and performance of this contract shall be submitted to the competent courts of the First Judicial District of those into which the Federal District is divided.